August 2, 2017

Susan D. Whiting Joins Kemper Corporation Board of Directors
CHICAGO—(BUSINESS WIRE)—The Board of Directors of Kemper Corporation (NYSE: KMPR) announced today the appointment of Susan D. Whiting as a director of the company, effective immediately. Ms. Whiting’s appointment expands the Kemper Board of Directors to ten directors.
Ms. Whiting served as Vice Chair of Nielsen Holdings plc, a global performance management company that provides a comprehensive understanding of what consumers watch and purchase, until 2014. She held numerous executive positions during her 35-year career with Nielsen, including President, Chief Operating Officer, Chief Executive Officer and Chairman of Nielsen Media Research, as well as Global Executive Vice President.
“Susan will add a valuable perspective to our Board of Directors, and Kemper will benefit from her expertise in consumer behavior,” said Kemper Chairman Robert J. Joyce. “I welcome Susan’s talent, judgment and counsel to our Board.”
Ms. Whiting currently serves on the board of directors for Alliant Energy Corporation, Moxie Software and PageVault. She is also involved in a number of community, educational and environmental organizations, including The National Women’s History Museum, where she is the Board Chair, as well as serving as a board trustee for Denison University, The Trust for Public Land, and The Peggy Notebaert Nature Museum in Chicago.
About Kemper
The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper's businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Are represented by more than 20,000 independent agents and brokers

•	Employ 5,750 associates dedicated to providing exceptional service

•	Are licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Contact
        Todd Barton
Kemper Investor Relations
312.661.4930
investors@kemper.com